Exhibit 99.1

Expedia, Inc. Reports First Quarter 2011 Results

BELLEVUE, Wash.—April 28, 2011—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2011.

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Revenue grew 15% for the quarter driven by 15% growth in hotel room nights and strong growth in the company’s advertising and media business. International revenue growth accelerated to 31% during the first quarter.

•	Operating income before amortization (OIBA) declined 9% due to increased expenses as we make strategic investments in next generation technology and international expansion.

•	Free cash flow increased 15% year-over-year driven by growth in our merchant hotel business.

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During the first quarter, we repurchased 2 million common shares for an aggregate purchase price of $41 million and paid approximately $19 million in dividends; returning $60 million total to shareholders.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 3.31.11	Quarter Ended 3.31.10	Y / Y Growth
Transactions (mm)	17.1	15.8	8%
Gross bookings	$7,293.6	$6,632.1	10%
Revenue	822.2	717.9	15%
Revenue margin	11.3%	10.8%	45 bps
Operating income before amortization* (OIBA)	129.3	142.5	(9%)
Operating income	108.2	112.2	(4%)
Adjusted net income *	71.0	77.3	(8%)
Net income attributable to Expedia, Inc.	52.0	59.4	(12%)
Adjusted EPS *	$0.25	$0.26	(4%)
Diluted EPS	$0.19	$0.20	(5%)
Free cash flow *	678.0	589.9	15%

Subsequent to quarter-end, we announced our intention to separate Expedia, Inc. into two publicly traded companies, whereby TripAdvisor® and all the domestic and international operations associated with TripAdvisor Media Group would become an independent entity. TripAdvisor is the unquestioned leader in the travel media space, with more than 50 million monthly unique users in 29 countries and 20 languages. Expedia® will move forward as the world’s largest online travel agency, driving more than $26 billion in annual travel bookings to suppliers all over the world.

We also announced a new joint venture with AirAsia representing the first partnership ever between a low cost carrier and an online travel agency. The joint venture company will focus on Asia and have the exclusive online third-party distribution rights in the region for AirAsia and AirAsiaX flights and travel packages.

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 12-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 10% (9% excluding the estimated impact from year on year changes in foreign exchange rates) for the first quarter of 2011 compared with the first quarter of 2010, driven primarily by a 13% increase in average airfares, 8% growth in transactions and a 3% increase in hotel average daily rates. Domestic bookings increased 4% and international bookings increased 20% (19% excluding foreign exchange). International bookings totaled $2.9 billion, accounting for 39% of worldwide bookings. A summary of hotel gross bookings growth for certain of our brands follows.

Brand	Y / Y Hotel Gross Booking Growth for Quarter Ended 03.31.11	Y / Y Hotel Gross Booking Growth for Year Ended 12.31.10
Expedia	9%	13%
Hotels.com	39%	12%
Egencia	41%	47%
Other	22%	24%
Total	21%	16%

Revenue increased 15% (13% excluding foreign exchange) for the first quarter, primarily driven by an increase in hotel revenue and advertising and media revenue. Domestic revenue increased 6% while international revenue increased 31% (25% excluding foreign exchange). International revenue equaled $327 million, representing 40% of worldwide revenue.

Revenue as a percentage of gross bookings (“revenue margin”) was 11.3% for the first quarter, an increase of 45 basis points compared to the first quarter of 2010. The primary drivers include a shift to higher margin products and growth in advertising and media revenue, partially offset by rising average air ticket prices.

Product & Services Detail

As a percentage of total worldwide revenue in the first quarter of 2011, hotel accounted for 59%, advertising and media accounted for 15%, air accounted for 13% and all other revenue accounted for the remaining 13%. Merchant transactions accounted for 43% of total gross bookings and 63% of revenue in the first quarter, relatively consistent with the prior year period.

Worldwide hotel revenue increased 16% for the first quarter driven by a 15% increase in room nights stayed. Revenue per room night increased 1%.

Worldwide air revenue increased 6% for the first quarter, primarily due to an 18% increase in revenue per ticket, partially offset by a decline in ticket volume of 10%. The increase in revenue per ticket was primarily due to increasing average air ticket prices, acceleration of merchant air revenue and performance-based incentives. The decrease in ticket volume was partially due to a 13% increase in average air ticket prices and lack of American Airlines content for the duration of first quarter 2011. Expedia and Hotwire® sites worldwide added back American Airlines content on April 4, 2011 pursuant to a memorandum of understanding reached with American Airlines.

Advertising and media revenue increased 23% for the first quarter, driven by a 32% increase in third-party revenue for TripAdvisor. TripAdvisor experienced robust growth in its three main revenue categories during first quarter 2011 including cost per click (CPC) based revenue, display advertising revenue and triple digit growth in other revenue, generally comprised of subscription-based products.

All other revenue (primarily car rentals, destination services and insurance) increased 7% for the first quarter.

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Costs and Expenses

(Stock-based compensation expenses of $17 million for first quarter 2011 and $19 million for first quarter 2010 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2011	2010	Growth	2011	2010	Δ in bps
Cost of revenue	$177.0	$157.2	13%	21.5%	21.9%	(37)
Selling and marketing	336.8	276.5	22%	41.0%	38.5%	245
Technology and content	98.4	82.4	19%	12.0%	11.5%	49
General and administrative	75.3	61.7	22%	9.2%	8.6%	57

Total costs and expenses	$687.6	$577.8	19%	83.6%	80.5%	315

Cost of revenue (non-GAAP)

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Cost of revenue increased 13% for the first quarter primarily due to higher personnel expenses within supply and customer service operations, higher net credit card processing costs related to our merchant transaction growth and acceleration of non-refundable, merchant fees on certain products.

Selling and Marketing (non-GAAP)

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The 22% increase in selling and marketing expense in the first quarter was primarily driven by increases in both online and offline marketing expenses, including search engine marketing and brand advertising as well as higher personnel expenses, primarily at TripAdvisor and Partner Services Group (PSG). We spent approximately 60% of our direct marketing expenses internationally as part of our focus on driving global transaction growth and expanding international revenue.

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Indirect costs, including personnel in PSG, TripAdvisor, Egencia® and our various leisure brands represented 28% of selling and marketing expense in the first quarter of 2011, which is relatively consistent with first quarter 2010.

Technology and Content (non-GAAP)

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The 19% increase in technology and content expense in the first quarter was primarily due to increased personnel costs for increased headcount to support our worldwide transaction-based businesses and TripAdvisor as well as increased depreciation expense associated with an increase in our capital expenditures.

General and Administrative (non-GAAP)

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The 22% increase in general and administrative expense for the first quarter was primarily driven by increases in personnel costs for increased headcount, as well as legal fees and related settlements, reserves and accruals.

Profitability

OIBA for the first quarter decreased 9% (7% excluding foreign exchange) to $129 million primarily due to increased costs and expenses, partially offset by increased revenue. OIBA decreased 413 basis points as a percentage of revenue to 16% due to growth in selling and marketing expenses, technology and content expenses as well as general and administrative expenses in excess of revenue growth.

Operating income decreased 4% primarily due to the same factors impacting OIBA. The smaller year-over-year variance in operating income versus OIBA stems from a realized loss on revenue hedges in first quarter 2011 versus a realized gain on revenue hedges recorded in the prior year.

Interest expense increased $10 million for first quarter 2011 as compared to the prior year period primarily due to the $750 million of additional debt issued in August 2010. Other, net represented a loss of $6 million in first quarter 2011 primarily comprised of foreign exchange losses offsetting book-to-stay gains related to revenue earned in foreign currencies.

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The effective tax rates on GAAP pre-tax income were 29.6% for the first quarter 2011 compared with 34.2% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 29.6% for the first quarter 2011 compared with 33.8% in the prior year period. The lower rate in the first quarter 2011 was primarily driven by an increase in estimated earnings in jurisdictions outside the United States.

Adjusted net income for the first quarter decreased $6 million compared to the prior year period primarily due to lower OIBA, higher interest expense and other net losses. Net income decreased $7 million compared to the prior year period primarily due to lower operating income and the same factors impacting adjusted net income. Adjusted EPS decreased 4% to $0.25 and diluted EPS decreased 5% to $0.19.

The results for the first quarter of 2011 include EveryTrail®, which was acquired during the quarter, as well as Holiday Lettings™ and Mobiata™ which were acquired during the second quarter of 2010 and fourth quarter of 2010, respectively. The impact on first quarter 2011 was not meaningful.

Foreign Exchange

Foreign currency rate fluctuations positively impacted our first quarter revenue growth rates primarily due to year-over-year appreciation in the Pound, Nordic currencies and Canadian dollar.

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. In the first quarter of 2011 we realized a loss from our hedging program of $5 million, which more than offset the book-to-stay gain. In the first quarter of 2010 we realized a gain from our hedging program of $2 million, which partially offset the book-to-stay loss in that quarter. We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.8 billion at March 31, 2011. Of this amount, $162 million is held by our majority-owned subsidiaries. We consolidate such amounts in our financial statements, but we do not consider this cash available for our working capital purposes.

The total available under our $750 million unsecured revolving credit facility was $723 million. The only amounts applied to the revolver are outstanding letters of credit totaling $27 million. Long-term debt totaled $1.6 billion.

For the quarter ended March 31, 2011, net cash provided by operating activities was $729 million and free cash flow was $678 million. Both measures include $625 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $88 million compared to the prior year primarily due to an increase in our working capital benefit offset by higher interest payments, higher capital expenditures and lower OIBA.

At March 31, 2011, we had stock-based awards outstanding representing approximately 27 million shares of our common stock, consisting of stock options to purchase 23 million common shares with an $18.56 weighted average exercise price and weighted average remaining life of 5.4 years, and 3 million restricted stock units (RSUs). During first quarter 2011, we granted 6 million stock options as part of our annual employee award process.

Under our current share repurchase program, we repurchased 2 million common shares for an aggregate purchase price of $41 million excluding transaction costs ($20.40 per-share) during the quarter. After these purchases, we currently have 17.4 million shares of repurchase capacity available.

On March 31, 2011 we paid a quarterly dividend of $19 million ($0.07 per common share). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 27, 2011, with a payment date of June 17, 2011. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

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Expedia announced a joint venture agreement with AirAsia, one of the most prominent low-cost airlines in the world. Through a separate distribution agreement, Expedia brands will also become the exclusive third-party online distributor for AirAsia and AirAsiaX inventory outside of the joint venture. Expedia extended its global reach to 22 countries with the launch of localized sites in Thailand and Malaysia.

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Egencia announced the acquisition of leading Australia and New Zealand travel management company TravelForce™, enhancing its travel offerings and services for corporate clients in Australia and New Zealand. Egencia also reached $2 billion in gross bookings over the previous twelve months, surpassing a significant milestone.

•	Hotels.com® grew its worldwide gross bookings nearly 40%, with room night growth accelerating in North America, Europe and Asia Pacific.

•	Hotwire launched travel booking sites in the U.K. and Ireland, giving travelers in those countries access to deeply discounted rates on hotel bookings.

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TripAdvisor launched localized sites in Taiwan and Malaysia, extending TripAdvisor’s global footprint to 29 countries and 20 languages. Recently, TripAdvisor also announced it achieved 45 million reviews and opinions on its flagship site, growing from 40 million in October 2010.

Traveler Value Proposition and Innovation

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Expedia, Inc. brands Expedia, Hotels.com, Hotwire and TripAdvisor all announced new mobile applications or enhancements to existing applications. An Expedia, Hotels.com or TripAdvisor travel app is downloaded every 2 seconds.

•	Egencia introduced expedited Amtrak booking functionality, offering Egencia travelers a faster way to book published- and client-negotiated rates on Amtrak routes throughout the U.S.

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Expedia launched its new loyalty program Expedia Rewards™, enabling participating travelers to earn points on all hotel, flight, package and activities bookings made on Expedia.com. Rewards points can be redeemed for travel on more than 140 airlines and at more than 70,000 hotels worldwide.

•	Expedia and its partners launched ExpediaFriendTrips™, the largest-ever sweepstakes hosted on Facebook that will give away more than $1 million dollars in luxury travel.

•	Hotels.com rolled out its exclusive FIVESTAR™ loyalty program in North America. Members receive access to a dedicated travel service team and exclusive deals and promotions.

•	TripAdvisor also announced it will power traveler review content for the Eurostar website in Europe.

Media, Advertising and Distribution

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Expedia® Affiliate Network (EAN) signed agreements to power online travel bookings for a number of affiliates worldwide, including Easytobook.com, an Amsterdam-based OTA; Holiday Planet Group, one of the largest privately-owned online travel companies in Australia; TravelWizard and Directrooms.com, a leading Thai discount online travel company. EAN also signed an agreement with the Puerto Rico Tourism Company, the official tourist board of Puerto Rico.

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TripAdvisor expanded its mobile travel offering with the acquisition of EveryTrail, enabling travelers to access destination walking tours, city guides and hiking trails directly from their smartphones.

Supply Portfolio

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Expedia PSG renewed partnership agreements with AirTran Airways, one of the largest low-cost scheduled airlines in the U.S.; the world’s largest rental car operator, Enterprise Holdings, Inc. which includes Enterprise Rent A Car, Alamo Rent A Car and National Car Rental; and Caesar’s Entertainment Corporation, the world’s largest casino entertainment company.

•	Expedia and American Airlines signed a memorandum of understanding to make available American Airlines’ published fares and schedules on Expedia and Hotwire sites worldwide.

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The Cornell Center for Hospitality Research published the second installment of its Billboard Effect Study, with findings estimating that the exposure received from a hotel listing on Expedia will generate 3 to 9 reservations via its direct site for each reservation made on Expedia.

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At quarter end, Expedia global websites featured over 135,000 bookable properties, with over 55% operating under our merchant model and 26% representing agency properties where we have direct relationships. Expedia sites offer over 80,000 hotels in EMEA and APAC countries.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2011	2010
Revenue	$822,177	$717,919
Costs and expenses:
Cost of revenue (1)	177,842	158,030
Selling and marketing (1)	341,158	280,838
Technology and content (1)	103,184	86,791
General and administrative (1)	82,701	71,058
Amortization of intangible assets	7,951	9,028
Legal reserves and occupancy tax assessments	1,100	—

Operating income	108,241	112,174

Other income (expense):
Interest income	3,426	595
Interest expense	(31,265)	(21,203)
Other, net	(6,217)	568

Total other expense, net	(34,056)	(20,040)

Income before income taxes	74,185	92,134
Provision for income taxes	(21,976)	(31,535)

Net income	52,209	60,599
Net income attributable to noncontrolling interests	(170)	(1,204)

Net income attributable to Expedia, Inc.	$52,039	$59,395

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.19	$0.21
Diluted	0.19	0.20
Shares used in computing earnings per share:
Basic	273,860	288,602
Diluted	278,167	294,502
Dividends declared per common share	$0.07	$0.07

(1) Includes stock-based compensation as follows:
Cost of revenue	$810	$789
Selling and marketing	4,314	4,317
Technology and content	4,751	4,381
General and administrative	7,397	9,405

Total stock-based compensation	$17,272	$18,892

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$953,169	$714,332
Restricted cash and cash equivalents	20,015	14,215
Short-term investments	868,663	515,627
Accounts receivable, net of allowance of $13,537 and $12,114	434,045	328,468
Prepaid expenses and other current assets	151,558	128,985

Total current assets	2,427,450	1,701,627
Property and equipment, net	301,201	277,061
Long-term investments and other assets	268,054	232,239
Intangible assets, net	795,882	797,707
Goodwill	3,665,001	3,642,360

TOTAL ASSETS	$7,457,588	$6,650,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$803,211	$700,730
Accounts payable, other	202,288	181,765
Deferred merchant bookings	1,332,255	654,632
Deferred revenue	35,958	29,466
Accrued expenses and other current liabilities	279,168	322,827

Total current liabilities	2,652,880	1,889,420
Long-term debt	1,645,064	1,644,894
Deferred income taxes, net	258,460	248,461
Other long-term liabilities	132,085	131,516

Commitments and contingencies
Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	350	348
Authorized shares: 1,600,000
Shares issued: 350,009 and 348,416
Shares outstanding: 247,565 and 248,347
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,118,687	6,116,697
Treasury stock - Common stock, at cost	(2,289,120)	(2,241,191)
Shares: 102,445 and 100,069
Retained earnings (deficit)	(1,142,494)	(1,194,533)
Accumulated other comprehensive income (loss)	15,638	(8,803)

Total Expedia, Inc. stockholders’ equity	2,703,087	2,672,544
Noncontrolling interest	66,012	64,159

Total stockholders’ equity	2,769,099	2,736,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,457,588	$6,650,994

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2011	2010
Operating activities:
Net income	$52,209	$60,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	33,287	25,615
Amortization of stock-based compensation	17,272	18,892
Amortization of intangible assets	7,951	9,028
Deferred income taxes	7,027	6,962
Foreign exchange (gain) loss on cash and cash equivalents, net	(4,728)	13,083
Realized gain on foreign currency forwards	(844)	(1,762)
Other	(8,163)	4,777
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(101,238)	(85,135)
Prepaid expenses and other current assets	(23,283)	(78,369)
Accounts payable, merchant	100,605	61,054
Accounts payable, other, accrued expenses and other current liabilities	(34,947)	(15,216)
Deferred merchant bookings	677,597	592,569
Deferred revenue	6,345	7,430

Net cash provided by operating activities	729,090	619,527

Investing activities:
Capital expenditures, including internal-use software and website development	(51,079)	(29,675)
Purchases of investments	(676,568)	(71,311)
Sales and maturities of investments	297,295	45,836
Acquisitions, net of cash acquired	(4,894)	(246)
Net settlement of foreign currency forwards	844	1,762
Distributions from Reserve Primary Fund	—	5,482
Other, net	430	(676)

Net cash used in investing activities	(433,972)	(48,828)

Financing activities:
Treasury stock activity	(47,928)	(197,551)
Payment of dividends to stockholders	(19,352)	(20,220)
Proceeds from exercise of equity awards	3,285	25,965
Excess tax benefit on equity awards	2,016	4,193
Changes in restricted cash and cash equivalents	(5,716)	(3,692)
Other, net	2,645	(9,203)

Net cash used in financing activities	(65,050)	(200,508)
Effect of exchange rate changes on cash and cash equivalents	8,769	(15,274)

Net increase in cash and cash equivalents	238,837	354,917
Cash and cash equivalents at beginning of period	714,332	642,544

Cash and cash equivalents at end of period	$953,169	$997,461

Supplemental cash flow information
Cash paid for interest	$60,391	$37,517
Income tax payments, net	13,498	5,040

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

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The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

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We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2009				2010				2011	Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Number of Transactions	13.5	15.3	15.9	13.1	15.8	16.9	18.1	14.8	17.1	8%

Gross Bookings by Segment
Leisure	$4,904	$5,294	$5,570	$4,660	$6,161	$6,194	$6,401	$5,262	$6,652	8%
Egencia	321	330	344	389	471	489	491	493	642	36%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	10%

Gross Bookings by Geography
Domestic	$3,562	$3,890	$3,793	$3,192	$4,257	$4,470	$4,410	$3,597	$4,439	4%
International	1,663	1,734	2,121	1,857	2,375	2,213	2,481	2,158	2,855	20%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	10%

Gross Bookings by Agency/Merchant
Agency	$2,963	$3,199	$3,330	$3,065	$3,919	$4,022	$3,959	$3,512	$4,143	6%
Merchant	2,263	2,425	2,583	1,983	2,713	2,662	2,932	2,243	3,151	16%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	10%

Revenue by Segment
Leisure	$559	$690	$769	$617	$613	$716	$863	$699	$686	12%
TripAdvisor *	86	90	97	80	114	125	139	107	148	31%
Egencia	25	27	27	29	34	36	35	39	42	25%
Corporate	(34)	(37)	(40)	(29)	(42)	(43)	(50)	(36)	(54)	28%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$822	15%

Revenue by Geography
Domestic	$445	$490	$514	$414	$467	$532	$589	$477	$495	6%
International	190	279	338	283	250	301	399	331	327	31%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$822	15%

Revenue by Agency/Merchant/Advertising
Agency	$154	$165	$175	$145	$168	$178	$196	$162	$181	8%
Merchant	408	527	595	475	451	547	675	546	520	15%
Advertising & Media Revenue (Net)	73	78	83	77	98	108	117	100	121	23%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$822	15%

OIBA by Segment ^
Leisure *	$144	$221	$262	$189	$129	$206	$282	$200	$112	-13%
TripAdvisor *	48	52	57	39	66	73	74	47	80	21%
Egencia	(1)	(0)	0	1	5	5	2	3	5	-7%
Corporate	(61)	(60)	(63)	(67)	(58)	(64)	(64)	(74)	(68)	16%

Total	$130	$212	$256	$163	$143	$219	$294	$175	$129	-9%

Worldwide Hotel (Merchant & Agency)
Room Nights	13.5	18.2	21.7	16.3	15.9	20.3	24.7	18.8	18.2	15%
Room Night Growth	13%	26%	27%	23%	18%	12%	14%	15%	15%	15%
ADR Growth	-18%	-19%	-14%	-9%	0%	2%	1%	2%	3%	3%
Revenue per Night Growth	-20%	-22%	-19%	-6%	-5%	-7%	0%	0%	1%	1%
Revenue Growth	-10%	-1%	3%	16%	12%	4%	14%	15%	16%	16%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-4%	13%	27%	32%	22%	6%	10%	6%	-10%	-10%
Airfare Growth	-13%	-22%	-18%	-4%	9%	17%	9%	5%	13%	13%
Revenue per Ticket Growth	-14%	-29%	-28%	-26%	-13%	7%	4%	9%	18%	18%
Revenue Growth	-17%	-20%	-8%	-2%	6%	13%	14%	15%	6%	6%

^	During first quarter 2011, we changed our allocation methodology for information technology expenses. We revised prior year OIBA by segment to conform to our current year presentation.

*	TripAdvisor Revenue and OIBA include intersegment amounts and Leisure OIBA includes intersegment expenses; both of which are eliminated in consolidation. Those eliminations appear above in “Corporate” for Revenue by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Group (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel® and Kuxun™.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended March 31,
	2011	2010
	(In thousands)
OIBA	$129,258	$142,544
Amortization of intangible assets	(7,951)	(9,028)
Stock-based compensation	(17,272)	(18,892)
Legal reserves and occupancy tax assessments	(1,100)	—
Restructuring charges	—	—
Realized (gain) loss on revenue hedges	5,306	(2,450)

Operating income	108,241	112,174

Interest expense, net	(27,839)	(20,608)
Other, net	(6,217)	568
Provision for income taxes	(21,976)	(31,535)
Net income attributable to noncontrolling interests	(170)	(1,204)

Net income attributable to Expedia, Inc.	$52,039	$59,395

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2011	2010
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$52,039	$59,395
Amortization of intangible assets	7,951	9,028
Stock-based compensation	17,272	18,892
Legal reserves and occupancy tax assessments	1,100	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	376	(125)
Unrealized (gain) loss on revenue hedges	1,146	(718)
Noncontrolling interests	(674)	(436)
Provision for income taxes	(8,178)	(8,772)

Adjusted net income	$71,032	$77,264

GAAP diluted weighted average shares outstanding	278,167	294,502
Additional restricted stock units	3,144	4,539

Adjusted weighted average shares outstanding	281,311	299,041

Diluted earnings per share	$0.19	$0.20
Adjusted earnings per share	0.25	0.26

Free Cash Flow

	Three months ended March 31,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$729,090	$619,527
Less: capital expenditures	(51,079)	(29,675)

Free cash flow	$678,011	$589,852

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended March 31,
	2011	2010
	(in thousands)
Cost of revenue	$177,842	$158,030
Less: stock-based compensation	(810)	(789)

Cost of revenue excluding stock-based compensation	$177,032	$157,241

Selling and marketing expense	$341,158	$280,838
Less: stock-based compensation	(4,314)	(4,317)

Selling and marketing expense excluding stock-based compensation	$336,844	$276,521

Technology and content expense	$103,184	$86,791
Less: stock-based compensation	(4,751)	(4,381)

Technology and content expense excluding stock-based compensation	$98,433	$82,410

General and administrative expense	$82,701	$71,058
Less: stock-based compensation	(7,397)	(9,405)

General and administrative expense excluding stock-based compensation	$75,304	$61,653

Conference Call

Expedia, Inc. will audiocast a conference call to discuss first quarter 2011 financial results and certain forward-looking information on Thursday, April 28, 2011 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 28, 2011 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or supplier intermediaries; risks relating to the announced spin-off of our TripAdvisor business; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics, or search engine disintermediation; our inability to adapt to technological developments or to maintain our existing technologies; our ability to expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of existing, tax laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; fluctuations in our effective tax rate; our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2010.

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Except as required by law, we undertake no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes more than 90 localized Expedia.com®- and Hotels.com®-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Group; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor Media Group and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network.

Trademarks and logos are the property of their respective owners.

© 2011 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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